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                                                                    EXHIBIT 10.1

                    CARDIODYNAMICS INTERNATIONAL CORPORATION
                                SERVICE AGREEMENT

        This Service Agreement (the "Agreement") is entered into as of January 1, 2002 between CardioDynamics International Corporation (the "Company"), Rivertek Medical Systems, Inc. ("Rivertek"), and, with respect to the rights and obligations of Dennis G. Hepp ("Hepp") hereunder, Hepp, with reference to the following facts:

        A. On July 1, 1995, the Company and Rivertek entered into a Service Agreement, as amended (the "Prior Agreement").

        B. The Company and Rivertek desire to amend and restate, and thereby supercede and effectively replace, the Prior Agreement with this Agreement.

        1.  Definitions.

        (a) Employees. Individuals who perform Services for and on behalf of Rivertek in an employer-emloyee relationship to Rivertek.

        (b) Consultants. Individuals who perform Services for or on behalf of Rivertek in the capacity of an independent Consultant to Rivertek.

        (c) Person or Personnel. Both Employees and Consultants.

        (d) Confidential Information means all confidential data, specifications, ideas, know-how, designs, code, writings, technology, plans and other information of the Company, or of another person which have been entrusted to the Company. Results (as defined below) generally are Confidential Information.

        (e) Company Materials means all physical embodiments of Confidential Information (such as in documents or computer tapes, or physical objects such as prototypes or models), and other Company physical property (such as hardware, equipment, supplies and tools).

        (f) Rights means ownership of intellectual property rights (patents, patent applications, copyrights, trademarks, service marks, mask work rights, "moral rights," and trade secrets) in Confidential Information and in Results. If "moral rights" cannot legally be transferred to the Company, where this Agreement requires transfer of "moral rights" to the Company this shall be construed to require the owner of the "moral rights" to the Company to waive them and to consent to any Company action which would violate the "moral rights."

        (g) Results means all results of the Services including all data, ideas, information, tangible results, all documentation, and all Technology/Writings.

        (h) Technology/Writings means any aspect of the Results in which one can have Rights (e.g., inventions/patents; working of authorship/copyrights; know-how/trade secrets)

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        2.  Services.

        (a) Description of Services. During the term of this Agreement, Rivertek shall provide the Company with the Services described in Exhibit A attached hereto, as requested by the Company from time-to-time, including the Personnel necessary to provide the Services.

        (b) Work Location. Services shall be performed at Rivertek's, the Company's or authorized supplier facilities, consistent with the needs of the Services to be rendered, unless otherwise agreed to by Rivertek and the Company.

        3.  Assignment and Release of Personnel.

        (a) Assignment of Personnel. Rivertek shall select Personnel to perform Services for the Company who are qualified to perform the requested Services and submit their names and qualifications to the Company. The Company shall review the qualifications of the Personnel and conduct interviews of those Personnel where appropriate to determine their suitability for the job, after which the Company will accept or reject such Personnel.

        (b) Assignment of Dennis Hepp. Rivertek shall make Hepp available to provide engineering and management services to accomplish certain Engineering and Product Development objectives. Hepp shall spend a substantial portion of his time rendering Services, including travel and attendance at executive committee, board and engineering staff meetings. Hepp shall be a Company officer with the title of Chief Technology Officer and with the powers and duties of such officer position; provided, however, that Hepp shall not be responsible, within the Company, for awarding work to or approving payment to Rivertek, which functions shall be handled by the Company's President. The Company shall provide coverage for Hepp under its directors and officers liability insurance policy. The Company shall indemnify Hepp against claims as it would any other Company officer.

        (c) Release of Personnel. After acceptance of a Person to perform Services, the Company may release such Person from performing Services at any time, for any reason or no reason, upon five (5) business days prior notice to Rivertek; provided, however, the Company may release any Person without prior notice to Rivertek if, in the Company's opinion, such Person does not perform satisfactorily, does not comply with Company's security requirements or other rules and regulations applicable to the conduct of Company's employees, or for other good cause relating to the performance of Services by such Person.

        (d) Withdrawal. Except for Services to be rendered by Hepp, after acceptance of a Person to perform Services, Rivertek may withdraw such Person from performing Services on ten (10) working days prior written notice to the Company; provided, however, Rivertek shall promptly provide the Company with a replacement Person acceptable to the Company.

        4.  Fees and Payment.

        (a) Fees. Except for Hepp's Services, charges for Services shall be on a time incurred basis as set forth in Exhibit A hereto and such rates shall be fixed for 90 days. Charges for Hepp's Services shall be 65% of the standard rate for Hepp, which standard rate is set forth on Exhibit A. A new schedule of charges may be negotiated no more often than quarterly;

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provided, however, that in no event will Hepp's full list rate exceed the average rate Rivertek then actually charges other Rivertek clients for Hepp's time. Personnel subject to overtime payments will have their overtime hourly rate specified. Travel costs will not be billed at higher than Coach class rates (or, if lower, the fare actually paid). Hepp's travel time is billable to the Company unless he works for other Rivertek clients while traveling.

        (b) Invoices. Rivertek shall submit invoices weekly to the Company for Services rendered and for authorized items purchased and authorized expenses incurred. Invoices shall be sent to the Company's address as set forth in
Section 8(a) below, Attention: Accounts Payable. Each invoice shall show the name and number of hours for each Person who performed Services during the invoice period and, for equipment supplied by Rivertek, the type of equipment and hours used. All invoices shall reference the Company's Contract Number, Order Number or Standing Order Number.

        (c) Payment. Invoices shall be payable thirty (30) days following receipt of Rivertek's invoice.

        (d) Supporting Documentation. The Company, upon request, shall be permitted to inspect all time reports and similar documentation in Rivertek's possession and control relating to Services provided pursuant to this Agreement.

        5.  Rivertek Personnel.

        (a) Personnel of Rivertek. The relationship of Rivertek to the Company shall be independent contractor. Rivertek and Company acknowledge and agree that although Personnel performing Services may at some times perform those Services under the general direction of Company, all Personnel, except for Hepp (who shall be a "leased employee" of the Company), shall at all times and for all purposes be deemed Employees or Consultants of Rivertek and not employees of Company. Rivertek shall advise all Personnel of this fact.

        (b) Wages and Salaries. Rivertek shall be responsible for all contract obligations it may have with its Consultants. Rivertek shall be responsible for the payment of all wages and salaries payable to Employees. Rivertek shall be responsible for (i) withholding payroll taxes from the wages and salaries paid to Employees, (ii) the payment of such payroll and employer taxes to government agencies, (iii) the provision of workman's compensation insurance, unemployment insurance, and any other insurance required by statute in respect of Employees provided hereunder and (iv) and the cost of providing Employees with any fringe benefits to which they are entitled by reason of being employed by Rivertek, provided, however, that the Company shall remit funds to Rivertek (which amounts shall be included in Rivertek's invoices to the Company) to cover the complete compensation, including all payroll taxes, of Hepp with respect to the compensation payable for Hepp's Services.

        (c) Benefits for Hepp. The Company shall have the exclusive right, in its sole discretion, to grant stock compensation to Hepp for Services rendered to the Company hereunder. Notwithstanding the replacement of the Prior Agreement with this Agreement, the option to purchase 90,000 shares of Company Common Stock granted to Hepp on October 16, 1998 pursuant to Amendment No. 2 to the Prior Agreement (which option replaced in their

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entirety the options granted to Hepp pursuant to Amendment No. 1 to the Prior
Agreement) shall remain exercisable until the earlier of October 16, 2008 or 90 days after successful completion of contracted service to the Company. Hepp shall have the ability to participate in the Company's employee benefit plans, if any, on the same basis as other comparable employees of the Company.

        (d) Indemnification. Services performed under this Agreement by Rivertek Personnel shall be performed at the request of Company personnel. The Company shall indemnify and hold Rivertek harmless from any loss, damage, cost or expense which the Company or Rivertek may incur by reason of or arising out of any Person filing any lien against any property of the Company or Rivertek or any claim or lawsuit against the Company or Rivertek arising from providing Services pursuant to this Agreement (except in the case of willful misconduct, gross negligence or material breach of contract by Rivertek or Rivertek Personnel).

        (e) Pass-through of Obligations. Rivertek shall have a written agreement in place with each Person defining the Rivertek/Person relationship in such a way, and imposing any indicated obligations on the Person, to give Rivertek (or Rivertek's client directly) rights against such Person sufficient to enable Rivertek to comply with its obligations to the Company under Article 6. For example, the Person must agree that Rivertek (or Rivertek's client directly) is the owner of all Rights, so that Rivertek can assign the Rights to the Company.

        (f) Non-Solicitation. During, and for twelve (12) months after termination of this Agreement, none of the parties shall solicit any personnel of any other party to leave in order to become an employee or consultant of such party. Offers to the public or the trade generally shall not constitute solicitation.

        6.  Property Rights of the Company.

        (a) Confidentiality. Rivertek and Hepp acknowledge that Personnel will have access to Confidential Information while performing Services pursuant to this Agreement. Rivertek, for itself and its Personnel, and Hepp agree to maintain the confidentiality of such Confidential Information and to not disclose it to third parties or Personnel of Rivertek other than those Personnel who have a need to have such Confidential Information to perform Services, without prior written consent of the Company.

        (b) Use of Company Property. Neither Rivertek, Hepp nor any other Person shall use for their benefit, or for the benefit of any person or entity other than the Company, any Confidential Information or Company Materials.

        (c) Returnability. Neither Hepp, any other Rivertek Personnel nor Rivertek shall have any ownership or license rights in any Confidential Information (including Results) or Company Materials or related Rights. Upon completion of the Services, Rivertek, Hepp and all other Rivertek Personnel shall return to the Company all copies and originals of Company Materials (including Results), and all copies and originals of all notes, documents or other materials created by Rivertek Personnel embodying or reflecting any of the foregoing.

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        (d) Ownership of Rights. All Rights in all Results shall be the sole property of the Company. Rivertek and Hepp hereby assign (and agree to assign) to the Company all such Rights. Furthermore, it is agreed that all works of authorship within the Results are works made for hire.

        (e) Cooperation in Assignment/Enforcement of Rights. Rivertek (for it and its Personnel) and Hepp agree to provide all reasonable assistance to the Company in obtaining, maintaining, defending and enforcing Rights, in the name of (or transferred to) the Company, with respect to the Results. Hepp and Rivertek, for itself and its Personnel, hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as their agents and attorneys-in-fact to act for and on behalf and instead of them, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Hepp and Rivertek.

        (f) Disclosure. Rivertek and Hepp shall promptly disclose to the Company Results which Rivertek or Hepp in good faith believe are material to the Company, and agree to conform to the Company's Engineering and Product Development Procedures, including those relating to the delivery of Results. Rivertek and Hepp shall promptly disclose to the Company all inventions of Personnel for which, to Rivertek's or Hepp's knowledge, a patent application relating to the subject matter of the Services is filed and for which a conception and/or reduction-to-practice date earlier than six (6) months after termination of this Agreement is claimed. Such disclosure shall be kept confidential by the Company unless the Company is the true owner of the Rights to the invention.

        (g) Originality Warrant. Rivertek warrants to the best of its knowledge that all technology/writings created by Personnel shall be original creations for the Company for hire and shall not knowingly infringe any U.S. rights of a third party. Hepp warrants to the best of his knowledge that all technology/writings created by Hepp shall be original creations for the Company for hire and shall not knowingly infringe any U.S. rights of a third party.

        (h) License. If any Rights in any Results are based on, or incorporate, or are improvements or derivatives of, or cannot be reasonably made, used, reproduced and distributed without using or violating technology or Rights owned or licensed by Rivertek or Hepp and not assigned hereunder, Rivertek and Hepp hereby grant the Company a perpetual, worldwide, royalty-free non-exclusive sublicensable right and license to exploit and exercise all such technology and Rights in support of the Company's exercise or exploitation of any Results or Rights (including any modifications, improvements and derivatives thereof).

        7. Term; Termination. This Agreement will continue in effect until December 31, 2002 and shall automatically renew for one year periods thereafter, unless it is earlier terminated by either Rivertek or the Company upon giving the other party not less than seventy-two (72) hours prior written notice of termination. The obligations set forth in Sections 4(d), 5, 6 and 8 shall survive the termination of this Agreement. The Company shall be entitled to communicate the obligations of Rivertek and Hepp under this Agreement to any future client or potential client (or employer or potential employer) of Rivertek and Hepp.

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        8.  Miscellaneous.

        (a) Notices. Written notices required or permitted hereunder shall be deemed to have been delivered if sent by first class mail, postage prepaid, to the following addresses or such other address as may be designated by a party:

        If to Rivertek or Hepp:

        Rivertek Medical Systems, Inc.
        3848 114th Lane NW
        Minneapolis, Minnesota 55433
        Attn: Managing Director

        If to Company:

        CardioDynamics International Corporation
        6175 Nancy Ridge Drive,  Suite 300
        San Diego, California 92121
        Attn: President

        (b) Insurance. Rivertek shall maintain liability insurance providing coverage for personal injury (including death) and property damage caused by any negligence or intentional act or omission or Rivertek, its directors, officers, employees or agents.

        (c) Disclaimer of Agency. This Agreement shall not make any party the legal representative or agent of the other parties, nor shall any party have the right or authority to assume, create, or incur any third party liability or obligation of any kind, express or implied, against or in the name of or on behalf of the other parties except as expressly set forth in this Agreement. Each party agrees that it will not attempt to assume, create, or incur any such liability or obligation against or in the name of or on behalf of the other parties.

        (d) Entirety of Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter contained herein and merges all prior discussions between them, and no party shall be bound by any representation other than as expressly stated in this Agreement, or by a written amendment to this Agreement signed by authorized representatives of the parties.

        (e) Non-Waiver. The failure of a party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be constructed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

        (f) Headings. The headings contained in this Agreement have been added for convenience only and shall not be constructed as limiting.

        (g) Severability. In the event any term of this Agreement is or becomes or is declared to be invalid or void by any court of competent jurisdiction, such term or terms shall be

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construed in such a way as to make them valid and enforceable to the maximum extent possible in such a way as to make effective the parties expressed intent insofar as possible, and all the remaining terms of this Agreement shall remain in full force and effect.

        (h) Governing Law. The validity, performance and construction of this Agreement shall be governed by the laws of the State of California. The parties hereby agree that any dispute relating to this Agreement shall be subject to the jurisdiction of the courts within the State of California.

        (i) Alternative Dispute Resolution. Any future disputes between the Company, Rivertek and Hepp arising out of or related to this Agreement shall be resolved pursuant to this paragraph. The parties will first attempt to resolve the dispute through non-binding mediation, before a mediator selected by the parties. The parties shall split the costs of the mediation. If the matter is not resolved through mediation, the parties agree that the dispute shall be resolved by binding arbitration in San Diego County, California. If the parties are unable to jointly select an arbitrator, they will obtain a list from the American Arbitration Association and select an arbitrator by striking names from that list. The parties will share the fees of the arbitrator, and each party shall pay its own attorneys' fees, unless the arbitrator orders otherwise, pursuant to applicable law. Notwithstanding any other provision herein to the contrary, each party retains the right to seek preliminary injunctive relief in court regarding or related to matters involving confidential, proprietary or trade secret information to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

        (j) Assignment. Neither this Agreement nor the rights and obligations arising hereunder may be assigned or transferred by any party without the prior written consent of the other parties. Any attempted assignment in violation of the preceding sentence shall be null and void.

        (k) Limited Noncompetition. Each of Rivertek and Hepp agree that during the period commencing January 1, 2002 and ending upon the later of the termination of this Agreement or nine (9) months following the end of Hepp's tenure as Chief Technology Officer of the Company, neither Rivertek nor Hepp will not consult for any person besides the Company on any external-electrode thoracic electrical bioimpedance matter.

        (l) Equitable Remedies. Rivertek and Hepp acknowledge that the Company will suffer serious, irreparable harm if Rivertek or Hepp violate this Agreement, and that damages would not be an adequate remedy for the breach. Therefore, in the event of any such breach, in addition to other available remedies, the Company shall have the right (without being required to post any bond or other security) to obtain temporary, preliminary and/or permanent injunctive relief and/or specific performance.

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        IN WITNESS WHEREOF the parties have caused this Agreement to be executed, effective as of date set forth above.

                                 Rivertek Medical System, Inc.

                                 By:    /s/ Dennis G. Hepp
                                        ----------------------------
                                        Dennis G. Hepp
                                        Managing Director



                                 CardioDynamics International Corporation


                                 By:    /s/ Michael K. Perry
                                        ----------------------------
                                 Title: CEO



                                 /s/ Dennis G. Hepp
                                 ----------------------
                                 Dennis G. Hepp


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                                    EXHIBIT A


                           Dated as of January 1, 2002

1. Description of Services. Design, development and testing of thoracic electrical bioimpedance heart monitors and support products, as requested.

2. Acceptance Criteria. The Services shall not be considered complete until accepted by the Company in accordance with established specifications and accepted hardware and software development practices.

3. Schedule of Charges. Charges for Personnel will be billed at the rates on Attachment 1 to this Exhibit A, subject to the provisions of Section 4(a) of the Agreement.

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